ROFIN-SINAR AND LASERTECHNICS MARKING CORPORATION ANNOUNCE TECHNOLOGY CO-OPERATION AND DISTRIBUTION AGREEMENT


Plymouth, MI / Hamburg, Germany, June 4th 1998 - ROFIN-SINAR Technologies, Inc., (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser beam sources, today announced the signing of a technology co-operation and distribution agreement between Rofin-Sinar UK Ltd., UK, a subsidiary, and Lasertechnics Marking Corporation, Albuquerque, USA, a subsidiary of AXCESS Inc., (NASDAQ: AXSI).

Lasertechnics Marking Corporation provides laser marking systems and related technologies for a diverse range of industrial and commercial markets and Rofin-Sinar UK Ltd. is the newly formed UK company which is currently involved in developing Rofin-Sinar's new range of sealed, low power, carbon dioxide lasers in the range 25 to 600 Watts using proprietary diffusion cooled Slab-laser technology.

The contract allows for the supply of Rofin-Sinar's low power CO2 lasers and future technical co-operation for the design and continuing development of the Lasertechnics Marking Corporation range of BlazerJet? dot matrix marking systems. In addition, the agreement also covers joint co-operation for distribution of Lasertechnics Marking Corporation products in European and Pacific Rim territories. Further terms of the agreement were not disclosed.

Peter Wirth, President and CEO of Rofin-Sinar, commented, `The Laser Coding Market is a new business opportunity for Rofin-Sinar. By co-operating with Lasertechnics Marking Corporation, who have many years of experience in this market sector, and by utilising our combined strengths of technology leadership and market knowledge this business has exciting long term growth potential.'

Headquartered in Plymouth, Michigan and Hamburg, Germany, Rofin-Sinar Technologies, Inc. designs, develops, engineers and manufactures industrial laser products for cutting, welding and marking a wide range of materials. With production facilities in the US, Germany, Japan and the UK, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers. Rofin-Sinar's common shares trade on the NASDAQ National Market System under the symbol RSTI. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com

AXCESS Inc., founded in 1982 as Lasertechnics, Inc., consists of two operating subsidiaries: (1) AXCESS Inc. of Dallas, TX which produces fraud-resistant wallet-size ID cards, assembles and sells dye-sublimation card printers, and markets technology and solutions for access management and control systems through dealers and integrators; and (2) Lasertechnics Marking Corporation of Albuquerque, NM which provides laser marking systems and related technologies for a diverse range of industrial and commercial markets. For additional details see Letter to Shareholders on http://www.axsi.com

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties related to contract cancellations, manufacturing risks, competitive factors, uncertainties pertaining to customer orders, demands for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings.

Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company takes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures outlined in the Company's reports on Forms 10-K, 10-Q and 8-K, as applicable.